ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS SUPPLEMENT

DATED AUGUST 8, 2017 AND PROSPECTUS DATED MAY 6, 2016)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBERS 333-211204 AND 333-211204-01

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Preliminary Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

$600,000,000 3.950% Senior Notes due 2027

Issuer:	VEREIT Operating Partnership, L.P.

Guarantor:	VEREIT, Inc.

Principal Amount:	$600,000,000

Maturity Date:	August 15, 2027

Coupon (Interest Rate):	3.950% per annum

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2018

Record Dates:	February 1 and August 1 of each year

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	100-26; 2.282%

Spread to Benchmark Treasury:	175 bps

Yield to Maturity:	4.032%

Public Offering Price:	99.330% plus accrued interest, if any, from August 11, 2017

Optional Redemption:	Make-whole call at U.S. Treasury plus 30 basis points at any time up to, but not including, May 15, 2027, or at par at any time on or after May 15, 2027.

CUSIP / ISIN Numbers:	92340L AC3 (CUSIP) US92340LAC37 (ISIN)

Distribution:	SEC Registered (Registration No. 333-211204 and 333-211204-01)

Trade Date:	August 8, 2017

Settlement Date:	August 11, 2017

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC

Barclays Capital Inc.

Capital One Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	Regions Securities LLC SMBC Nikko Securities America, Inc. Mizuho Securities USA LLC KeyBanc Capital Markets Inc. Comerica Securities, Inc. TD Securities (USA) LLC

The Guarantor and the Issuer have filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Guarantor and the Issuer have filed with the SEC that are incorporated by reference into the Preliminary Prospectus for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC by calling 212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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